Exhibit 10.1
SECOND AMENDMENT TO INCENTIVE COMPENSATION, CONFIDENTIALITY,
NON-DISCLOSURE AND NON-COMPETE AGREEMENT
This Second Amendment (this “Second Amendment”) is entered into between Group 1 Automotive, Inc., a Delaware corporation (the “Company”), and Daryl A. Kenningham (“Employee”), effective as of February 24, 2026 (the “Amendment Effective Date”).
RECITALS
WHEREAS, the Company and Employee previously entered into that certain Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement effective June 6, 2011 (the “Incentive Agreement”);
WHEREAS, the Company and the Employee previously amended the Incentive Agreement effective August 24, 2022 (the “First Amendment”); and
WHEREAS, the Company and Employee desire to amend the Incentive Agreement in certain respects.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree that the Incentive Agreement is hereby amended as follows, effective as of the Amendment Effective Date:
AGREEMENTS
1.Section 4.8 of the Incentive Agreement is amended to read in its entirety as follows:
    4.8     Severance Pay. Upon (1) “Involuntary Termination” of the employment relationship pursuant to Section 4.6(i), or upon “Termination Without Cause” pursuant to Section 4.5 (each, a “Qualifying Termination”) or (2) “Involuntary Termination” of the employment relationship pursuant to Sections 4.6(i) or 4.6(ii), or upon “Termination Without Cause” pursuant to Section 4.5, in each case, within six (6) months of any Corporate Change (each, a “Change in Control Qualifying Termination”), the Employer shall pay Employee severance in the amount set forth in Sections 4.8(i) or 4.8(ii), as applicable, (the “Severance Pay”) in a single lump sum payment on the first (1st) day of the seventh (7th) month following the Employee’s “separation from service” (within the meaning of Treasury Regulation § 1.409A-1(h)) with the Employer (“Separation from Service”) provided that Employee has not breached his obligations under Sections 2 and 3 of this Agreement and provided Employee first executes, and does not revoke, and delivers to the Employer a valid release substantially in the form attached hereto as Exhibit “B” within ninety (90) days following the Employee’s Separation from Service. With the exception of the Seven Thousand (7,000) shares issued pursuant to Exhibit “A,” upon a Qualifying Termination or a Change in Control Qualifying Termination, all Restricted Stock (including any performance shares for which performance targets have been met prior to such termination) granted to Employee shall become 100% vested. Employee will be entitled to a pro-rated bonus (based on the termination date), calculated in accordance with the Employer’s compensation plan. Employee shall not be under any duty or obligation to seek or accept other employment following an Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in the Incentive Plans, the rights and liabilities of Employer and Employee regarding entitlement to vesting of all Restricted Stock shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth therein and to the enforceability of such covenants stated therein. Employee’s rights and remedies under this Section 4.8 shall be Employee’s sole and exclusive rights and remedies against Employer or its subsidiaries or affiliates concerning Employee’s employment and termination from Employer, and Employer’s and its subsidiaries’ and affiliates’ sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or concerning Employee’s employment and termination from Employer.
(i) In the event of a Qualifying Termination, Employee will be entitled to receive an amount equal to (A) one and one-half (1.5) times the sum of one (1) year of base salary at his most recent rate of pay and the target amount of Employee’s annual incentive bonus for the year in which such termination occurs and (B) the cost of coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) based on the Employee’s then-current health, dental, and vision elections for an eighteen (18) month period, in each case, less standard deductions and withholdings.
(ii) In the event of a Change in Control Qualifying Termination, Employee will be entitled to receive an amount equal to (A) two (2) times the sum of one (1) year of base salary at his most recent rate of pay and the target amount of Employee’s annual incentive bonus for the year in which such termination occurs and (B) the cost of coverage under COBRA based on the Employee’s then-current health, dental, and vision elections for a twenty-four (24) month period, in each case, less standard deductions and withholdings.

Exhibit 10.1
2.Miscellaneous.
•All references in the Incentive Agreement to the “Agreement” shall be deemed to refer to the Incentive Agreement as amended by the First Amendment and this Second Amendment.
•Except as expressly amended hereby, the Incentive Agreement, as amended, is unchanged and remains in full force and effect.
•This Second Amendment is made a part of, and is incorporated into, the Incentive Agreement and is subject to all provisions therein (as amended hereby), including the amendments, waivers, construction, notices, governing law and entire agreement provisions thereof. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.
[Remainder of Page Intentionally Blank; Signature Page Follows]

Exhibit 10.1
IN WITNESS WHEREOF, Employee has hereunto set Employee’s hand and the Company has caused this Second Amendment to be executed in its name on its behalf, effective as of the dates provided for herein.
GROUP 1 AUTOMOTIVE, INC.
By: /s/ Anne Taylor
Name: Anne Taylor
Title: Chair, Compensation & Human Resources Committee

EMPLOYEE
By: /s/ Daryl A. Kenningham
Name: Daryl A. Kenningham

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